SCHEDULE 14A
                                 (RULE 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant [X]

Filed by a party other than the registrant [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                             ST. JUDE MEDICAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)



--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

[LOGO] ST. JUDE MEDICAL
GLOBAL LEADERSHIP IN MEDICAL TECHNOLOGY



                             St. Jude Medical, Inc.
                               One Lillehei Plaza
                               St. Paul, MN 55117


                                           March 26, 1999

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of St. Jude Medical, Inc. to be held at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, on Wednesday, May 5, 1999 at 9:30 a.m.

     The accompanying Notice of Annual Meeting of Shareholders and Proxy Statement describe the business to be transacted at the meeting. In addition, Terry Shepherd our new Chief Executive Officer will discuss his priorities for the Company.

     At last year's Annual Meeting over 81% of the outstanding shares were represented. It is important that your shares be represented whether or not you are personally able to attend the meeting. Regardless of the number of shares you own, your vote is important. In order to assure that you will be represented, we ask you to please sign, date and return the enclosed proxy card promptly. This will not limit your right to vote in person or to attend the Annual Meeting.

     I look forward to seeing you at the meeting.

                                           Sincerely,



                                           /s/ Ronald A. Matricaria
                                           Ronald A. Matricaria
                                           CHAIRMAN OF THE BOARD AND
                                           CHIEF EXECUTIVE OFFICER




St. Jude Medical, Inc. One Lillehei Plaza St. Paul, Minnesota 55117 U.S.A. 612/483-2000 Fax 612/482-8318

                            ST. JUDE MEDICAL, INC.



                              ------------------
                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 5, 1999
                              ------------------

     Notice is hereby given that the Annual Meeting of Shareholders of St. Jude Medical, Inc. will be held at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota on May 5, 1999 at 9:30 a.m. for the following purposes:

     1.   To elect three (3) directors of the Company.

     2. To ratify the re-appointment of independent auditors for the Company for the current fiscal year.

     3.   To vote on a shareholder proposal to amend the Company's Bylaws.

     4. To ratify and approve the St. Jude Medical, Inc. Management Incentive Compensation Plan.

     5. To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

     The Board of Directors has fixed the close of business on March 11, 1999, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.


                                        By Order of the Board of Directors,


                                        /s/ Kevin T. O'Malley
                                        Kevin T. O'Malley
                                        SECRETARY

St. Paul, Minnesota
March 26, 1999


TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE SIGN, DATE AND RETURN YOUR PROXY ON THE ENCLOSED PROXY CARD WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON. SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE.

                            ST. JUDE MEDICAL, INC.



                              ------------------
                                PROXY STATEMENT
                              ------------------

     This Proxy Statement is furnished to the shareholders of St. Jude Medical, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on May 5, 1999, or any adjournment(s) thereof. The Company's principal offices are located at One Lillehei Plaza, St. Paul, Minnesota 55117. The mailing of this Proxy Statement to shareholders of the Company commenced on or about March 26, 1999.

     Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation of a written proxy by request in person at the Annual Meeting; but if not so revoked, the shares represented by such proxy will be voted according to your directions. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on each proposal.

     Under Minnesota law, each item of business properly presented at a meeting of shareholders generally must be approved by the affirmative vote of the holders of a majority of the voting power of the shares present, in person or by proxy, and entitled to vote on that item of business. However, if the shares present and entitled to vote on that item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. A shareholder who submits votes by proxy (including, in the case of shares held in street name, votes directed by brokers at their discretion on certain non-controversial matters as allowed under New York Stock Exchange rules) but does not vote on a specific item of business is not considered to be present and entitled to vote with respect to such item of business. On the other hand, a shareholder who specifically abstains with respect to an item of business but otherwise gives a proxy authority to vote on the shareholder's behalf will be counted as being present and entitled to vote on such item even though the proxy may not vote on such item on the shareholder's behalf.

     The total number of shares of stock outstanding and entitled to vote at the Annual Meeting as of March 11, 1999 consisted of 84,246,363 shares of $.10 par value common stock. Each share of common stock is entitled to one vote and there is no cumulative voting. Only shareholders of record at the close of business on March 11, 1999 will be entitled to vote at the meeting. The presence, in person or by proxy, of holders of a majority of the shares of common stock entitled to vote at the Annual Meeting of Shareholders constitutes a quorum for the transaction of business.

                             SECURITY OWNERSHIP OF
                   CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table presents information provided to the Company as to the beneficial ownership of the Company's common stock as of March 11, 1999 by (i) persons holding 5% or more of such stock, (ii) named executive officers and
(iii) all directors and executive officers as a group:


                                                                  SHARES
                                                               BENEFICIALLY           PERCENT OF
       BENEFICIAL OWNERS                                          OWNED          OUTSTANDING SHARES
       --------------------------------------------------   ------------------   -------------------
       Named Executive Officers:
         Ronald A. Matricaria                                    1,616,398(1)             1.9%
         Fred B. Parks(3)                                           32,500(1)               *
         Daniel J. Starks                                        1,914,936(1)             2.3%
         Patrick P. Fourteau                                       118,252(1)              .1%
         Terry L. Shepherd                                         125,312(1)              .1%
       Directors and Executive Officers as a Group (20)          4,290,530(2)             5.0%

------------------
* Less than .1%

(1) Includes 1,544,626, 25,000, 25,000, 96,417 and 102,150 shares which Mr.
    Matricaria, Dr. Parks, and Messrs. Starks, Fourteau and Shepherd, respectively, may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(2) Includes 2,112,580 shares that such individuals may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(3) Dr. Parks resigned from the Company effective March 31, 1999.

                           1. ELECTION OF DIRECTORS

     Three directors will be elected to three-year terms at the Annual Meeting. Pursuant to the Company's Articles of Incorporation, the Board of Directors is divided into three classes of directors, each director serving a three-year term. Each year only one class of directors is subject to a shareholder vote.

     The Board of Directors has nominated for election the persons named below. It is intended that proxies will be voted for such nominees. The Company believes that each nominee named below will be able to serve; but should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee(s) as the Board of Directors may propose.

     The names and ages of the nominees and other directors, their principal occupations, and amount of Company common stock owned by each such person are set forth below, based upon information furnished to the Company by such persons. Ownership of Company common stock is given as of March 11, 1999.


                                                                                                         COMMON
                                                                                                          STOCK        PERCENT OF
                                                                                         DIRECTOR     BENEFICIALLY     OUTSTANDING
NAME AND AGE                                           PRINCIPAL OCCUPATION                SINCE          OWNED          SHARES
------------                                           --------------------                -----          -----          ------
DIRECTORS NOMINATED FOR A TERM OF OFFICE ENDING 2002:

Thomas H. Garrett III (54)                             Business Consultant                  1979        78,700 (1)(3)          *
                                                       Minneapolis, MN

Roger G. Stoll (56)                                    Executive Vice President             1991        28,415 (1)             *
                                                       Fresenius Medical Care
                                                       Lexington, MA
                                                       (Medical Devices)

Stuart M. Essig (37)                                   President and                        1999             0                 *
                                                       Chief Executive Officer
                                                       Integra Life Sciences Corporation
                                                       Plainsboro, NJ
                                                       (Tissue Engineering)
DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER
 THE ANNUAL MEETING AND WHOSE TERMS EXPIRE IN 2000:

Ronald A. Matricaria (56)                              Chairman and CEO                     1993     1,616,398 (1)           1.9%
                                                       St. Jude Medical, Inc.

Walter L. Sembrowich (56)                              President Aviex, Inc.                1994        23,000 (1)             *
                                                       Minneapolis, MN
                                                       (Management Consulting Services)

Daniel J. Starks (44)                                  CEO                                  1996     1,914,936 (1)           2.3%
                                                       Cardiac Rhythm Management
                                                       Division and Daig Corporation
                                                       Minnetonka, MN
                                                       (Wholly-owned subsidiary of
                                                       St. Jude Medical, Inc.)

Walter F. Mondale (71)                                 Partner                              1997         8,925 (1)             *
                                                       Dorsey & Whitney LLP
                                                       Minneapolis, MN

DIRECTORS WHOSE TERMS OF OFFICE WILL CONTINUE AFTER
 THE ANNUAL MEETING AND WHOSE TERMS EXPIRE IN 2001(2):

Gail R. Wilensky (55)                                  Senior Fellow                        1995        14,365 (1)             *
                                                       Project Hope,
                                                       Washington, D.C.

Lowell C. Anderson (61)                                Chairman, CEO and President          1998         1,750 (1)             *
                                                       Allianz Life Insurance Company of
                                                       North America
                                                       Minneapolis, MN
                                                       (Insurance)

David A. Thompson (57)                                 Former Senior Vice President         1999             0                 *
                                                       Abbott Laboratories
                                                       North Chicago, Illinois
                                                       (Health Care)


------------------
* Less than .1%

(1) Includes 45,000, 22,500, 0, 1,544,626, 18,000, 25,000, 6,000, 13,500,
    1,750, and 0 shares which Mr. Garrett, Dr. Stoll, Messrs. Essig and Matricaria, Dr. Sembrowich, Messrs. Starks and Mondale, Dr. Wilensky, and Messrs. Anderson and Thompson, respectively, may acquire within sixty days from the date hereof, pursuant to the exercise of stock options.

(2) Terry L. Shepherd, who has been appointed to become the Company's President and CEO effective May 5, 1999, and is currently President of the Company's Heart Valve Division, will be appointed to the Board of Directors effective May 5, 1999 and will be placed in this class of directors. As of March 11, 1999, Mr. Shepherd beneficially owned 125,312 shares of the Company's common stock which includes 102,150 shares that he may acquire within sixty days from March 11, 1999, pursuant to the exercise of stock options.

(3) Includes 15,000 shares owned by Mr. Garrett's wife to which Mr. Garrett does not claim beneficial ownership.


OTHER INFORMATION REGARDING THE BOARD

     BUSINESS EXPERIENCE. Mr. Garrett has been self-employed as a business consultant since June 1996. Previously, he had been a member of the law firm of Lindquist & Vennum PLLP of Minneapolis, Minnesota and served as its Managing Partner from 1993 through 1995. Mr. Garrett is also a director of Check Technology Corporation, a manufacturer of financial document printing systems, and Lifecore Biomedical, Inc., a biomedical and surgical device manufacturer.

     Dr. Stoll is the Executive Vice President of Fresenius Medical Care, NA responsible for FMCNA Renal Product Technologies and Laboratory and Renal Services. In addition he manages the Corporate Information Systems. Prior to joining Fresenius Medical Care in 1998, Dr. Stoll was the Chief Executive Officer and President of Ohmeda, Inc. a medical device and pharmaceutical manufacturer, and served as a director of the BOC Group. He was previously employed by Miles Inc., a wholly owned subsidiary of Bayer AG, a German pharmaceutical company and served as Executive Vice President and General Manager of it Diagnostics Business Group from 1987 to 1991 and Chief Administrative Officer from 1986 to 1987. From 1976 to 1986, Dr. Stoll was employed by American Hospital Supply Corporation, where he assumed positions of increasing responsibility including President of its Critical Care Division. Dr. Stoll currently serves on the boards of Collaborative Clinical Research, Inc. a clinical research and computer software company and Ribogene, Inc., a biotechnology company.

     Mr. Essig has served as the President and Chief Executive Officer and a member of the Board of Directors of Integra LifeSciences Corporation since December 1997. Prior to joining Integra LifeSciences, Mr. Essig supervised the medical technology practice at Goldman, Sachs & Co. as a managing director. Mr. Essig has ten years of broad health care experience at Goldman Sachs serving as a senior merger and acquisitions advisor to a broad range of domestic and international medical technology, pharmaceutical and biotechnology clients. Mr. Essig received an A.B. degree from the Woodrow Wilson School of Public and International Affairs at Princeton University and an M.B.A. and Ph.D. degree in Financial Economics from the University of Chicago, Graduate School of Business. He also serves as a director of Neuromedical Systems, Inc., a medical diagnostics products company and Vital Sign, Inc., a medical device company.

     Mr. Matricaria served as President and Chief Executive Officer and director of the Company from April 1993 to January 1995 at which time he was also appointed as the Chairman of the Board. Since January 1998, Mr. Matricaria has served as the Company's Chairman and Chief Executive Officer. Effective May 5, 1999, Mr. Matricaria will serve as the Company's Chairman of the Board. Prior to joining St. Jude Medical, Mr. Matricaria was employed by Eli Lilly & Company since 1970 where he most recently was Executive Vice President of the Pharmaceutical Division and President of its North American Operations. Previously he served as President of Eli Lilly International, President - Medical Devices and Diagnostics Division, and President and Chief Executive Officer - Cardiac Pacemakers, Inc., a wholly-owned subsidiary of Eli Lilly. Mr. Matricaria previously served as a director on the boards of The Home Depot, Inc., a home improvement retailer, the Massachusetts College of Pharmacy and Allied Health Science, the American Foundation for Pharmaceutical Education, the American Diabetes Association and the National Foundation for Infectious Diseases. Currently, Mr. Matricaria serves as a director on the boards of the Health Industry Manufacturers Association, Ceridian Corporation a financial services company, and Centocor, Inc., a biotechnology company.

     Dr. Sembrowich is the President of Aviex, Inc., a management and investment firm serving medical start-up companies. He was a founder of Diametrics Medical, Inc., a manufacturer of point-of-care blood chemistry analysis systems, and was Co-Chairman of the Board of Directors from January 1993 to February 1995, and a director until 1996. From 1990 through January 1993, he was President and Chief Executive Officer of the company. Currently Dr. Sembrowich serves as director of Integ, Inc., a medical device development company, and eMed, Inc., a medical technology firm. He is also Chairman of the Board of Opticon Medical, Inc., a medical technology company, and a founder and Chairman of CuraMed Systems, Inc., a disease management company. From 1988 to 1990, Dr. Sembrowich was a management consultant to PPG Industries, Inc., a health care and industrial supply company. Dr. Sembrowich was a founder of Arden Medical Systems, Inc., a manufacturer of clinical chemistry analysis systems, and served as its Vice President of Scientific Affairs from 1983 to 1988. Dr. Sembrowich has served as Chairman and Review Board member for the Small Business Innovative Research program of the National Institutes of Health, and has served as a director for Minnesota Project Innovation.

     Mr. Starks became the Chief Executive Officer of the Cardiac Rhythm Management Division of St. Jude Medical, Inc. in September 1997 and the President and Chief Executive Officer of the division in April 1998. Mr. Starks is also the Chief Executive Officer of Daig Corporation, a wholly-owned subsidiary of St. Jude Medical, Inc. He previously served as the President, Secretary and a director of Daig Corporation since 1988.

     Mr. Mondale is currently a partner with the law firm of Dorsey & Whitney LLP, headquartered in Minneapolis, Minnesota. From 1993 to 1996, Mr. Mondale served as U.S. Ambassador to Japan. Prior to serving as Ambassador, he was a partner with Dorsey & Whitney from 1987 to 1993. From 1981 to 1987, he was a partner with the law firm of Winston & Strawn in the Washington, D.C. office. From 1977 to 1981, he was Vice President of the United States. From 1964 to 1976, Mr. Mondale was a U.S. Senator from Minnesota and was Attorney General of Minnesota from 1960 to 1964. Mr. Mondale serves on the boards of Blackrock Mutual Funds, CNA Financial Corp., Northwest Airlines, Dain Rauscher, and United HealthCare Corporation. He also is a board member of the Mayo Foundation, the Japan Society, the University of Minnesota Foundation, and Minnesota Public Radio.

     Dr. Wilensky currently serves as the John M. Olin Senior Fellow at Project HOPE, an international health foundation. From 1992 to 1993, she served as the Deputy Assistant to President George Bush for policy development, and from 1990 to 1992, she was the Administrator of the United States Health Care Financing Administration directing the Medicaid and Medicare programs. She currently serves as Trustee for the Combined Benefits Fund of the United Mineworkers of America, Governor on the Board of the Research Triangle Institute and as a director on the boards of Syncor International, United HealthCare Corporation, Suburban Hospital, SMS Corp., NeoPath Inc., a diagnostic imaging company, Quest Diagnostics Incorporated, Pharmerica, and Ralin Medical Inc. - all health care service companies; and Advanced Tissue Sciences, Inc., a tissue engineering company.

     Mr. Anderson is the Chairman, CEO and President of Allianz Life Insurance Company (Allianz) of North America, a life and casualty insurance company. He has been employed by Allianz since 1963 in a variety of management positions. Mr. Anderson has served as Chairman of the Board of Directors, President and Chief Executive Officer since 1988. Mr. Anderson is a Trustee of the University of St. Thomas, a Director of the Minnesota Historical Society, Fund Director of Franklin Templeton, and a chartered life underwriter. He currently serves as a Director of the YMCA Metropolitan Minneapolis, Board Member of the Viking Council Boy Scouts of America, Chairman of the National Marketing Committee and member of the National Executive Committee of the National Boy Scouts and a member of the Minnesota Business Partnership. Mr. Anderson previously served as a Director of the Greater Minneapolis Chamber of Commerce, Chairman of the Minnesota State Heart Fund Association of Minneapolis, Chairman of the Minnesota Prayer Breakfast Committee, Director of the St. Paul Chamber Orchestra, Director of Rotary International and Director of Continuum Company.

     Mr. Thompson retired from Abbott Laboratories in 1995 where he worked for over 30 years and he held several corporate officer positions with Abbott Laboratories including: Senior Vice President & President Diagnostic Division 1983-1995, Vice President Human Resources 1982-1983, Vice President Corporate Materials Management 1981-1982 and Vice President Operations 1974-1981. Mr. Thompson currently serves on the Board of Directors of Life Cell, a bioengineering company; NeoPath, Inc., a diagnostic imaging company; Hycor, a diagnostic company; and Nabi, a biopharmaceutical company.

     MEETINGS. During 1998, the Board of Directors met eight times. Each director attended more than 75% of the meetings of the Board of Directors and any Committee on which such director served.

     BOARD COMMITTEES. The Audit Committee, consisting of Messrs. Garrett, Mondale and Anderson met three times in 1998. Among other duties, the Audit Committee reviews the scope and results of independent and internal audits, the Company's financial results and presentation and comments by the auditors regarding internal controls and accounting procedures and management's responses to those comments.

     The Compensation Committee, consisting of Drs. Sembrowich, Wilensky, and Stoll, met four times in 1998. The Compensation Committee's duties include annual approval of the Company's compensation policies, including salary, bonus and long-term incentive programs, evaluation of the appropriate base salary level for executive officers for Board of Directors approval, consideration of matters with respect to profit sharing and other employee benefits provided by the Company and review of management succession planning.

     The Governance and Nominating Committee, consisting of Dr. Sembrowich, Mr. Garrett and Mr. Chiapparone met two times in 1998 and is responsible for recommending good governance practices. Mr. Chiapparone is retiring from the Board of Directors and is not standing for reelection. The Governance and Nominating Committee evaluates qualifications and candidates for positions on the Board and recommends Board committee composition. In addition, the Governance and Nominating Committee facilitates an annual evaluation by Board members of the Board and individual director performance and provides feedback to the entire Board.

     The Governance and Nominating Committee will consider nominees for Board membership submitted by shareholders. Nominations by shareholders must be made pursuant to timely notice in writing to the Company Secretary at One Lillehei Plaza, St. Paul, Minnesota 55117. Candidates for director should be persons with broad training and experience in their chosen fields who have earned distinction in their activities. Notice by the shareholder to be timely must be received between October 1 and November 30 of the year preceding the annual meeting. The notice shall set forth certain information concerning such shareholder and the nominees, including their names and addresses, their principal occupation or employment, their beneficially owned common stock of the Company, such other information as would be required in a proxy statement soliciting proxies for the election of the nominees and the consent of each nominee to serve as a director if so elected. The Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     CERTAIN TRANSACTIONS. Mr. Mondale, a director of the Company, is a partner in the law firm of Dorsey & Whitney L.L.P. which was paid for legal services rendered to the Company during the last fiscal year. It is anticipated that Dorsey & Whitney L.L.P. will continue to perform legal services for the Company during the current fiscal year.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

     SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION. The following table shows, for the fiscal years ending December 31, 1998, 1997 and 1996, the cash compensation paid by the Company and certain other compensation paid or accrued for those years, to the Company's Chief Executive Officer, and to each of the other four most highly compensated named executive officers of the Company whose total cash compensation exceeded $100,000 during fiscal year 1998 in all capacities in which they served.



                          SUMMARY COMPENSATION TABLE



                                                ANNUAL COMPENSATION                LONG-TERM COMPENSATION
                                     ----------------------------------------- ------------------------------
                                                                                RESTRICTED
                                                                OTHER ANNUAL      STOCK                           ALL OTHER
NAME AND PRINCIPAL POSITION    YEAR     SALARY      BONUS     COMPENSATION(1)   AWARDS(2)   STOCK OPTIONS(3)   COMPENSATION(4)
----------------------------- ------ ----------- ----------- ----------------- ----------- ------------------ ----------------
Ronald A. Matricaria          1998    $750,000    $727,500        $     --             --              --         $110,612
 Chairman and CEO             1997     773,461           0              --             --              --          115,439
                              1996     549,519     544,024              --      1,568,750       1,536,000          126,839

Fred B. Parks(5)              1998     453,462     263,915              --             --         200,000              829
 President and COO            1997          --          --              --             --              --               --
                              1996          --          --              --             --              --               --

Daniel J. Starks              1998     311,441     109,394              --             --          30,000           30,788
 CEO                          1997     250,000      30,000              --             --              --              408
 Cardiac Rhythm               1996     131,635          --              --             --         175,000            2,049
 Management Division
 and Daig Corporation

Patrick P. Fourteau           1998     260,000     122,038         166,932             --          22,500           57,205
 President                    1997     425,000           0         126,277             --          54,000           79,823
 International Division       1996     274,449     132,237         147,161             --         143,000           67,476

Terry L. Shepherd             1998     255,000     102,478              --             --          22,500           47,544
 President                    1997     253,859      60,926              --             --              --           49,103
 Heart Valve Division         1996     223,000     107,625              --             --         230,000           46,865

------------------
NOTE: Certain information called for in this table is not applicable to the Company or the individuals named above for the periods indicated.

(1) "Other Annual Compensation" is included in the table only to the extent it exceeds the lesser of $50,000, or 10% of total salary and bonus, of any named executive officer. Mr. Fourteau's 1998, 1997 and 1996 other annual compensation includes various components of a foreign service package, which includes items such as an automobile allowance, housing allowance, school allowance, tax equalization payments and a foreign service salary premium.

(2) In connection with the 1996 extension of his employment agreement, Mr. Matricaria was granted 50,000 shares of restricted stock. The restrictions lapse annually over a four year period. At December 31, 1998, 25,000 shares with a market value of $696,875 remained restricted.

(3) No stock appreciation rights have been granted to the named executive officers. Figures in this column represent the number of shares that can be purchased upon the exercise of stock options granted during each year. In 1996, Messrs. Starks, Fourteau and Shepherd were granted options of 175,000, 125,000, and 200,000 shares, respectively, to reflect their expanded responsibilities and expected significant contributions to the ongoing growth and profitability of the Company. In 1996, Mr. Matricaria's employment contract was renegotiated with terms extending through December 31, 2001. In connection with this extension, Mr. Matricaria was granted stock options for 1,496,000 shares, including options for 1,000,000 shares which were approved by the shareholders in 1997.

(4) Includes Company retirement plan contributions and the value of Company provided life insurance. For 1998, the Company's retirement plan contributions, including contributions under the Company's Management Savings Plan ("MSP"), were $30,380, $0, $30,380, $56,198 and $47,047 for
    Mr. Matricaria, Dr. Parks, and Messrs. Starks, Fourteau, and Shepherd, respectively. Mr. Matricaria's 1996 other compensation included $93,225 relating to a tax gross-up in connection with Supplemental Executive Retirement Plan taxes.

(5) Dr. Parks resigned from the Company effective March 31, 1999.

     The following table contains information concerning the grant of stock options under the Company's 1997 Stock Option Plan to the named executive officers during fiscal year 1998.



                     OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                   INDIVIDUAL GRANTS
                         ---------------------------------------------------------------------
                            NUMBER OF           % OF
                            SECURITIES      TOTAL OPTIONS
                            UNDERLYING       GRANTED TO                                           GRANT DATE
                             OPTIONS          EMPLOYEES        EXERCISE                            PRESENT
NAME                        GRANTED(1)         IN 1998       PRICE/SHARE      EXPIRATION DATE      VALUE(4)
----------------------   ---------------   --------------   -------------   ------------------   -----------
Ronald A. Matricaria              --              --          $     --             --             $     --

Fred Parks(3)                     --              --                --             --                   --

Daniel J. Starks              30,000(2)          2.2%            30.125     December 1, 2008       323,568

Patrick P. Fourteau           22,500(2)          1.7%            30.125     December 1, 2008       242,676

Terry L. Shepherd             22,500(2)          1.7%            30.125     December 1, 2008       242,676


------------------
(1) No stock appreciation rights were granted to the named executive officers in 1998.

(2) Fifty percent of these options (the "performance options") become exercisable if the Company's stock price reaches specified targets as of the end of each fiscal year from 1999 through 2003.

(3) Dr. Parks was granted an option of 200,000 shares upon his employment at the end of fiscal year 1997.

(4) The Company uses a variation of the Black-Scholes option pricing model to establish stock option value for the purposes of the above table. The actual value, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised. There is no assurance that the value realized will be at or near the value as estimated by the Black-Scholes model. The specific assumptions used in valuing the stock options were as follows:

   o Volatility of 33.46%, representing the annual variance in the daily percentage change in the price of the Company's common stock over a six month period.
   o Risk free rate of return of 4.36%, representing the average five-year treasury rate on the date of grant.

   o Expected term of five years, representing the average term of options exercised in 1992 through 1998.

     The following table sets forth information concerning the exercise of stock options during the last fiscal year and unexercised options and stock appreciation rights ("SARs") held as of the end of the fiscal year for the named executive officers.


              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND FISCAL YEAR-END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES              VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED                 IN-THE-MONEY
                                                              OPTIONS/SARS                      OPTIONS/SARS
                      SHARES                              AT FISCAL YEAR END(1)             AT FISCAL YEAR END(1)(2)
                     ACQUIRED                        -------------------------------   ---------------------------------
NAME               ON EXERCISE     VALUE REALIZED     EXERCISABLE     UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
---------------   -------------   ----------------   -------------   ---------------   -------------   --------------
R. Matricaria          --                $--           1,226,623        1,350,000       $5,085,862        $ 21,375

F. Parks               --                 --              25,000          175,000               --              --

D. Starks              --                 --              25,000          180,000               --              --

P. Fourteau            --                 --              96,417          193,083               --              --

T. Shepherd            --                 --             102,150          190,850          219,769         106,856

------------------
(1) The Company has no stock appreciation rights (SARs) outstanding.

(2) Values were calculated using a price of $27.875 per share, the closing sale price of the Company's common stock as reported by the New York Stock Exchange on December 31, 1998.

     STOCK PERFORMANCE. The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis with the Standard and Poor's (S&P) 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Board of Directors has approved the use of the S&P Medical Products and Supplies Index as its peer group index. The table below compares the cumulative total return as of the beginning of each of the Company's last five fiscal years assuming $100 was invested as of December 31, 1993 in the common stock of the Company, the S&P Medical Products and Supplies Index and the S&P 500 Stock Index, assuming the reinvestment of all dividends. The Indexes are weighted based on market capitalization at the time of each reported data point. The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 (the "1933 Act") or the Securities and Exchange Act of 1934 (the "1934 Act"), except to the extent that the Company specifically incorporates this information by reference and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.



                      SHAREHOLDER RETURN PERFORMANCE GRAPH
                             (DIVIDENDS REINVESTED)



[GRAPHIC OMITTED]





                               1993         1994         1995         1996         1997         1998
                            ----------   ----------   ----------   ----------   ----------   ----------
St. Jude Medical, Inc.          100.0        151.1        245.2        241.7        173.9        159.0
S&P Medical Products and
 Supplies Index                 100.0        118.3        199.5        228.7        284.9        410.1
S&P 500 Index                   100.0        101.3        138.9        170.4        226.8        291.0

           EMPLOYMENT, TERMINATION AND CHANGE IN CONTROL AGREEMENTS

     CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT. In July 1996, the Compensation Committee of the Board and Mr. Matricaria negotiated an extension to Mr. Matricaria's original 1993 employment agreement, which would have expired on December 31, 1997. Pursuant to the terms of the extension, Mr. Matricaria will receive an annual base salary of $750,000 effective January 1, 1997, and customary fringe benefits provided to Company officers, including an opportunity to earn a bonus.

     If Mr. Matricaria's employment is terminated prior to December 31, 2001 for any reason other than "good cause," he will receive monthly payments for a period of up to 24 months based on his then existing base salary and average of bonuses for the previous two years, except that any such monthly payment will not be made past December 31, 2001. "Good cause" means acting in bad faith or dishonesty, violating any law of any domestic or international government to which the Company is bound, or performing duties with gross negligence. This change in control agreement was renewed and an additional change in control agreement was negotiated to provide him with a payment of $10,000,000 upon a change in control as defined in his existing change in control agreement, regardless of whether he remains employed by the Company or is terminated subsequent to a change of control. Both of these change in control agreements remain in effect through July 16, 2001.

     In connection with Mr. Matricaria's transition to the position of Chairman of the Board of the Company, the Board of Directors and Mr. Matricaria amended the July 1996 employment agreement in February 1999. Pursuant to the February 1999 amendment, Mr. Matricaria will remain as an employee of the Company through August 1, 2000. His sole duties and responsibilities will be that of Chairman of the Board of Directors; however, he will continue to maintain relationships with customers in the medical community, represent the Company on the Board of Directors of the Health Industry Manufacturers Association and provide transition assistance to the new CEO.

     Effective May 5, 1999, Mr. Matricaria's annual salary will be reduced to $375,000. For 1999, Mr. Matricaria will be entitled to earn a bonus for the period prior to May 5, 1999. For the period May 5, 1999 through August 1, 2000, Mr. Matricaria shall earn a guaranteed bonus equal to 100% of his base salary, payable quarterly. The Company will reimburse Mr. Matricaria up to $2,000 per month through July 2000 for suitable offsite office space. To help facilitate the Company's succession process, and to bring Mr. Matricaria's options in line with the other Directors, the Compensation Committee, effective September 11, 1998, amended all of Mr. Matricaria's stock options to permit the exercise of such options at any time during the original 10 year term of the options subject to their original vesting terms.

     Effective August 1, 2000, Mr. Matricaria shall cease to be an employee of the Company, but has agreed to serve as the Chairman of the Board of the Company at the pleasure of the Board for not less than twelve months from that date. Mr. Matricaria shall be paid an annual fee of $375,000 for such services.


   MANAGEMENT SAVINGS PLAN BENEFIT. In connection with the agreement to extend Mr. Matricaria's 1993 employment agreement, Mr. Matricaria agreed to waive and relinquish all rights under a Supplemental Executive Retirement Agreement (the "SERP") and funded trust which the Company established in April, 1993, to replace the value of the pension benefit Mr. Matricaria would have received had he remained with his previous employer through October 1, 1996.

   In exchange for his waiver, the Company credited and set aside $3,460,000 for Mr. Matricaria under the St. Jude Medical Management Savings Plan (the "MSP") which is a non tax-qualified deferred compensation plan for a select group of management employees. As a result of Mr. Matricaria's waiver of benefits, the SERP was terminated, the trust was liquidated in September, 1996 and the amount in the trust at the time of the waiver reverted to the Company.

   The amount credited to Mr. Matricaria under the MSP is 100% vested and is payable from the general assets of St. Jude Medical only upon Mr. Matricaria's termination of employment or his death. Under the terms of the MSP, Mr. Matricaria and other management employees who are eligible to participate may elect to defer up to 50% of their base compensation and up to 100% of any cash bonus, and to receive Company contributions that would have been payable under the St. Jude Medical, Inc. Employee Profit Sharing and Savings Plan but for certain limits imposed on contributions to qualified plans under the Internal Revenue Code. In 1998, Mr. Matricaria did not defer any of his base salary and bonus under the MSP, but did receive $13,000 in Company contributions.

   SPLIT DOLLAR LIFE INSURANCE. Mr. Matricaria and the Company will share the premiums on a whole life insurance contract providing a death benefit of at least $3,000,000. Under this agreement, the Company is obligated to pay a portion of the premium on the policy and, in exchange, has a lien on the cash surrender value of the policy and on any death benefit payable under the policy equal to the lesser of the premiums paid by the Company or the policy's cash surrender value. Mr. Matricaria is responsible for payment of that portion of the premium equal to the cost of the life insurance protection in excess of the Company's security interest in the policy, which premium portion the Company has agreed to reimburse Mr. Matricaria through a bonus. The Company's obligation is to make annual premium payments to provide a fully paid-up insurance policy with a minimum death benefit of $3,000,000. It is estimated that premiums will be paid over a 15 year period. Upon a fully paid-up policy, the Company may either recover its premiums out of the cash surrender value of the policy or Mr. Matricaria may reimburse the Company for its premiums paid and receive full and unrestricted rights to the policy.

   OTHER PERQUISITES. For both security and time management reasons, as long as Mr. Matricaria remains as an employee, the Company has granted Mr. Matricaria and his immediate family periodic use of private aircraft charter services for personal, as well as business use. The Company has further agreed to be responsible for payment of any taxes due in connection with such personal use.

     NEW CHIEF EXECUTIVE OFFICER EMPLOYMENT AGREEMENT. The Board of Directors appointed Terry L. Shepherd as the Company's President and Chief Executive Officer pursuant to an Agreement (the "Agreement") effective May 5, 1999, that ends on May 4, 2004. Mr. Shepherd will receive an annual salary of $500,000 and customary fringe benefits provided to Company officers, including an opportunity to earn a bonus. In addition, Mr. Shepherd was granted a non-qualified stock option to purchase 200,000 shares, vesting at 20% per year for five years and another non-qualified stock option to purchase 200,000 shares that will vest based upon performance criteria.

     OTHER EMPLOYMENT AGREEMENTS. Pursuant to Board of Directors approval, the Company has entered into employment agreements with 13 of its officers, including Mr. Matricaria and the other named executive officers. In the event of any "change in control" as defined in the agreements and for a period of three years thereafter, if an officer's employment is terminated (i) by the Company for reasons other than death, retirement, disability or (ii) by the officer for "good reason," then the Company shall pay a severance payment equal to two times the sum of the officer's current annualized base cash compensation plus targeted bonus if the officer's employment with the Company has exceeded three years and one times the sum of the officer's current annualized base cash compensation plus targeted bonus if such employment was less than three years. "Cause" means conviction by a court of competent authority for felony criminal conduct. "Good reason" means substantial reduction of principal duties, responsibilities and reporting obligations or reduction in annual compensation. In general, a change in control occurs when there has been any change in the controlling persons reported in the Company's proxy statements, when 40% or more of the Company's outstanding voting stock is acquired by any person or when current members of the Board of Directors or their successors elected or nominated by such members cease to be a majority of the Board of Directors. If a change in control had occurred at the end of 1998, the following named executive officers would have received the payments indicated pursuant to their employment agreements: Mr. Matricaria, $13,048,470, Dr. Parks, $744,829; Mr. Starks, $511,502, Mr. Fourteau, $782,014, and Mr. Shepherd, $801,324.

     INDEMNIFICATION AGREEMENTS. The Company has entered into indemnification agreements with each of its directors and officers which provide for indemnification against certain costs incurred by each director and officer made or threatened to be made a party to a proceeding because of his or her official capacity as a director or officer. The indemnification agreements, together with the Company's Bylaws, provide for indemnification to the fullest extent permitted by Minnesota law.

     DIRECTOR COMPENSATION. Each non-employee director receives a retainer of $2,500 per month plus $1,000 for each Board meeting attended. Directors are reimbursed for expenses incurred in connection with travel and lodging when attending meetings of the Board or otherwise engaged in Company business. Directors may elect to receive the annual retainer fee either as 100% cash, 50% cash plus 50% restricted stock, or 100% restricted stock. The restriction on the stock lapses on the six month anniversary after the grant date.

     Under the 1997 Stock Option Plan (the "1997 Plan"), the Company has in effect a program of annual automatic grants of stock options to non-employee directors. Each person who is not an employee of the Company and who is elected, re-elected or serving an unexpired term as a director at any annual or special meeting of shareholders shall, as of the date of such annual meeting, automatically receive an option to purchase 3,000 shares of common stock at an option price of not less than 100% of the fair market value of the Company's common stock on such date. All such options are designated as non-qualified stock options with ten-year terms and fully vest on the six month anniversary from the grant date. Further, under the 1997 Plan, non-employee directors will be eligible to receive options from time to time in addition to the annual grants described above, but no non-employee director may receive options which, together with the automatic grant of options described above, exceed 5,000 shares in any calendar year. At the 1998 annual meeting of shareholders, each non-employee director at that time received an automatic grant of an option to purchase 3,000 shares at $37.25 per share, the fair market value of the common stock on the date of grant.

     In March, 1996, the Board terminated the retirement plan for non-employee directors effective April 1, 1996. No further benefits accrue under this plan to non-employee directors from and after March 31, 1996, except that (i) any non-employee directors at that time who had not served five years as a director shall continue to be credited with years of service solely to qualify for a benefit based on service prior to April 1, 1996; and (ii) each director's benefit that accrued prior to April 1, 1996 will be paid in accordance with the plan. Each non-employee director who has served five years or more will receive payment of an annual benefit equal to the average of the annual retainer paid to the director during his or her service as a director, with a minimum annual benefit of $24,000. The retirement benefit will commence at the later of the time of retirement as a member of the Board or when the director becomes 60 years old. In the event of any change in control as defined in the plan, directors become immediately vested in the plan whether or not they have completed five years of service. The retirement benefit is payable over a number of years equal to the director's years of service as a member of the Board of Directors.



            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Committee") of the Board of Directors is responsible for establishing compensation policy and administering the compensation programs for the Company's executive officers including the named executive officers. The Committee is comprised exclusively of outside, non-employee directors who are not eligible to participate in any of the executive compensation programs. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the Board of Directors.

     The following report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the 1933 Act or the 1934 Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under the 1933 Act or the 1934 Act.

     The Committee evaluates the Company's executive compensation programs in relation to the programs offered by other medical products and supplies companies. This analysis ensures the Committee has sufficient comparative data with respect to overall compensation levels. There were seventeen medical products and supplies companies included in the most recent analysis. Certain of these companies are included in the S&P Medical Products and Supplies group which is used for the purpose of comparing shareholder returns in the shareholder return performance graph. Some of the companies included in the S&P Medical Products and Supplies group do not participate in the compensation survey. The Committee's objective is to attract and retain talented individuals by targeting total executive compensation at the 60th percentile of the market, defined as the previously referenced seventeen medical products and supplies peer group companies.

     In recognition of Code Section 162(m) of the Internal Revenue Code (the "IRC"), which limits the deductibility of certain executive compensation to $1,000,000 per year, the Committee will, to the extent programs can be excluded from the $1,000,000 limit and to the extent no pre-existing, contractual obligations exist, take the necessary actions to secure full tax deductibility under the IRC.

     COMPENSATION PHILOSOPHY. The Company's continued growth and diversification activities together with worldwide health care reform and increased competitive pressures present significant challenges to the Company's management. The Company's compensation program is designed to enable the Company to attract, retain and motivate executives required for the long-term success of the Company and in growing shareholder value. Further, the executive compensation program is designed to provide incentives which will reward key managers for aggressively pursuing the actions necessary to improve the Company's performance and enhance long-term shareholder value. The Company's executive compensation program is based upon a pay-for-performance philosophy. There are three components to the Company's executive compensation program: base salary, an annual cash incentive bonus payment and long-term stock based incentives. The Company is committed to having a link between its business and strategic goals and its compensation program and believes this philosophy is in the best interest of the Company's shareholders. A significant portion of the executive compensation is performance based and at risk. The financial goals for certain elements of the compensation program are reviewed and approved by the Board in conjunction with its approval of the Company's strategic and operating plans.


ST. JUDE'S MEDICAL COMPENSATION PROGRAM

     BASE SALARY. An executive's base salary is determined by an assessment of his or her sustained performance, advancement potential, experience, responsibility, scope and complexity of the position, current salary in relation to the range designated for the job and salary levels for comparable positions at the peer group companies referenced above. Additionally, the Committee sets base salaries for executive officers based on the executive's contribution to the Company's success through operational improvements and strategic initiatives. Factors considered in determining base salary are not assigned pre-determined relative weights. Based on the survey information available from the seventeen medical products and supplies peer group companies, the executive officers' salary levels are currently estimated to be at the 50th percentile. The Company has a non-qualified deferred compensation plan for certain highly compensated employees. This plan provides for employees to defer base salary and annual incentive payments and for the Company to supplementally contribute amounts to restore benefits lost due to legal limits on qualified retirement plan contributions.

     ANNUAL INCENTIVE AWARDS. Annual incentive awards are intended to provide executive officers and key managers an additional incentive for achieving the annual performance goals established in the yearly business plan. Payments under the Company's annual cash incentive plan, the Management Incentive Compensation Plan (the "Plan"), may be based on the Company's level of achievement of annual earnings per share targets, divisional profitability and sales targets, asset utilization and individual objectives, all as established under the Company's annual operating plan. There is a pre-assigned relative weighting ascribed to each of these factors. Payments under the Plan are based on one or a combination of these factors. This Plan was approved by the shareholders in 1995 and is effective through 1999.

     Executive officers are eligible for normal annual cash incentive payments ranging from 40% to 50% of base salary, except for the Chief Executive Officer who is eligible for a normal incentive payment of 100% of base salary and the President and Chief Operating Officer who is eligible for a normal incentive payment of 60% of base salary. The payments can increase by up to 50% of the normal payments based on performance above targeted levels and decrease substantially if actual results fail to meet targeted levels. For fiscal year 1998, the Company's performance did not meet targeted profitability levels and; therefore, the Committee approved annual incentive awards that were below the normal levels referenced above.

     EQUITY BASED COMPENSATION. The Company's overall equity compensation philosophy is that equity based incentives should be directly related to the creation of shareholder value, thus providing a strong link between management and shareholders. In support of this philosophy, the Company has awarded to its executive officers stock options and to a limited extent, restricted stock.

     STOCK OPTION AWARDS. Stock options are an important part of the Company's performance based compensation. The primary purpose of stock options is to encourage and reward executive officers for creating shareholder value as measured by stock price appreciation. Stock options have been awarded at an exercise price equal to or greater than the fair market value of the stock on the date of grant and therefore, only have value if the price of the Company's stock appreciates in value from the date the stock options are granted. The executive officers and shareholders mutually benefit from such stock price appreciation.

     Stock options are awarded from time to time consistent with the Company's objective to provide (i) a long-term equity interest in the Company, and (ii) an opportunity for a greater financial reward if long-term performance is sustained. To encourage a longer-term perspective, the options cannot be exercised immediately. Generally options become exercisable over a four-year period. The number of options granted to each executive officer falls within a pre-determined range, set and approved annually by the Committee. Individual grant size is dependent upon the Company's future business plans and the executive officer's ability to positively impact those plans, the executive officer's position and level of responsibility within the Company, and an evaluation of the executive officer's performance. No pre-assigned relative weight is ascribed to any of these factors. Stock options may be granted which may become exercisable at accelerated rates if certain performance measures are met ("performance stock options"). If the performance measures are not met, the performance stock options vest only at expiration of the term of the option, generally ten years subsequent to the date of grant.

     Stock ownership guidelines were established in 1995. These guidelines set forth stock ownership targets which management and board members are expected to achieve. Targeted stock ownership levels range from one to three times base salary for employees and one time annual retainer for Board members. Increased insider ownership will further align management and Board interests with shareholder interests.

     RESTRICTED STOCK AWARDS. Restricted stock awards have been utilized as an incentive to enhance the Company's financial performance. In addition, the Committee believes restricted shares provide an immediate and direct link to shareholder interests. The timing and number of shares granted is based on the Company's future business plans and the executive's ability to positively impact those plans. Restricted stock awards may be made subject to meeting certain performance measures and generally vest over a four-year period. However, accelerated vesting may be available based on the achievement of performance measures. There were no restricted stock awards made in 1998.

     CHIEF EXECUTIVE OFFICER COMPENSATION. In establishing Ronald A. Matricaria's compensation package, the Committee periodically commissions a study by an independent compensation consulting firm to review the Company's executive compensation program, including the CEO's compensation. The analysis addresses all compensation elements and compares the Company's program to the executive compensation programs of other leading medical products and supplies companies in the peer group noted above. This analysis ensures the Committee has sufficient comparative data with respect to overall compensation levels.

     In July 1996, the Compensation Committee negotiated a five year extension to Mr. Matricaria's 1993 employment agreement. Effective January 1, 1997, Mr. Matricaria received a base salary of $750,000 per annum. The bonus compensation opportunity for Mr. Matricaria affords him the opportunity to earn an incentive payment of up to 100% of base salary each fiscal year upon achievement of established targets mutually agreed upon by Mr. Matricaria and the Board of Directors. Mr. Matricaria's 1998 annual incentive award was based on the Company's performance in achieving its 1998 earnings per share target. For fiscal year 1998, Mr. Matricaria did not receive an increase in base salary. Further, the Company's performance did not meet targeted profitability levels, and therefore, the Committee approved an annual incentive award for Mr. Matricaria that was below his normal level.

     Mr. Matricaria did not receive additional stock option grants in 1998.

     SUCCESSION PROCESS. To help facilitate the Company's succession process, and to bring Mr. Matricaria's options in line with the other Directors, the Compensation Committee, effective September 11, 1998, amended all of Mr. Matricaria's stock options to permit the exercise of such options at any time during the original 10 year term of the options subject to their original vesting terms.

     In February, 1999, the Board of Directors unanimously approved an amendment to Mr. Matricaria's employment contract to provide for his transition from Chairman and CEO to Chairman of the Company's Board of Directors (see page 10 for a full description of the amended contract). The terms of Mr. Matricaria's amended contract were deemed appropriate for the transition to his new position, his ongoing services to the Company, his connection in the cardiovascular market place and an analysis conducted by an independent consulting firm on fifteen companies who had undergone like transitions.

     Mr. Shepherd's contract as President and CEO was also unanimously approved by the Board of Directors (see page 11 for a full description). The terms of Mr. Shepherd's contract were deemed appropriate for his new position, his experience and the analysis performed by an independent consulting firm comparing seventeen medical products and supplies companies.

     MANAGEMENT LOAN FOR STOCK PROGRAM. In July 1998, the Board approved a one time plan allowing eligible participants to purchase St. Jude Medical Stock with funds provided by way of a Company guaranteed loan. The maximum loan is three times the annual targeted cash compensation for the President, CEO and COO; two times annual targeted cash compensation for Division Presidents and Vice Presidents and one times annual targeted cash compensation for functional directors. Under this plan, participants are responsible for payments of principal and interest with all payments due at the end of the four years, regardless of stock values. Under this plan 19 participants purchased 116,219 shares of St. Jude Medical, Inc. stock at a cost of $2,780,963.

     CONCLUSION. The Committee believes that management should be motivated, through its compensation programs, to achieve the Company's annual performance goals. For this reason, the Committee has designed the Company's compensation plan to emphasize achievement of earnings per share, divisional and regional sales and operating income targets. The Committee believes that its compensation plans serve to focus management on the appropriate goals for the benefit of the Company's shareholders.


                    SUBMITTED BY THE COMPENSATION COMMITTEE
                           OF THE BOARD OF DIRECTORS



                             ROGER G. STOLL, PH.D.
                          WALTER L. SEMBROWICH, PH.D.
                            GAIL R. WILENSKY, PH.D.



           2. RATIFICATION OF RE-APPOINTMENT OF INDEPENDENT AUDITORS

     The accounting firm of Ernst & Young LLP has been the Company's auditing firm since its inception. Ernst & Young LLP has been re-appointed by the Board of Directors as the Company's auditing firm for the current year. Although shareholder approval is not required, the Board of Directors requests shareholder ratification of Ernst & Young LLP's re-appointment. In the event the re-appointment of Ernst & Young LLP should not be ratified by the shareholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

     A representative from Ernst & Young LLP will be available at the Annual Meeting of Shareholders to answer any appropriate questions.



     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" RATIFICATION OF THE RE-APPOINTMENT OF ERNST & YOUNG LLP.

             3. SHAREHOLDER PROPOSAL TO AMEND THE COMPANY'S BYLAWS

     The California Public Employees' Retirement System, PO Box 2749, Sacramento, California 95812- 2749 owner of 989,639 shares of St. Jude Medical Inc. common stock has given notice that it will introduce the following resolution:

     Resolved, that the Board of Directors of St. Jude Medical, Inc. (the Company) amend the Company's Bylaws to require that, at the earliest practical date, a majority of the Board be comprised of Independent Directors. For the purposes of this proposal, "Independent Directors" shall mean a director who:

     (i) has not been employed by the Company in an executive capacity within the last five years;

     (ii) is not, and is not affiliated with a company that is, an advisor or consultant to the Company, or a significant customer or supplier of the Company;

    (iii) has no personal services contract(s) with the Company or the Company's senior management;

     (iv) is not affiliated with a not-for-profit entity that receives significant contributions from the Company;

     (v) is not employed by a public company at which an executive officer of the Company serves as a director;

     (vi) does not have a relationship described in (i) through (v) above with any affiliate of the Company; and

    (vii) is not a member of the immediate family of any person described in
          (i) through (vi) above.

     The shareholders further recommend that this provision, after adoption by the Board, may only be amended by the affirmative vote of the holders of the outstanding common stock of the Company.



                             SUPPORTING STATEMENT

     How important is the Board of Directors? As a trust fund with over 989,639 shares of the Company's stock, held for the benefit of our 1 million fund participants, the California Public Employees' Retirement System (CalPERS) believes that the board is of paramount importance. Through this proposal, we seek to promote strong, objective leadership on the Board.

     The benefits of independent directors are generally well accepted. A November 1992 survey of 600 directors of Fortune 1,000 corporations, conducted by Directorship and endorsed by the Business Roundtable, found that 93 percent believed that a majority of the Board should be composed of outside, independent directors. A majority also believed that the nominating committee should consist entirely of outside, independent directors. We agree.

     The Company's Board is currently comprised of 11 directors. Only 7 meet the criteria specified in the proposal, whereas the remainder have some affiliation with the Company. We believe that the best way to ensure that this Company's shareholders are always considered first is to instill independence -- independence from other affiliations and alliances.

     Help us send a message to this Board. Please VOTE FOR THIS PROPOSAL.



          MANAGEMENT STATEMENT IN SUPPORT OF THE SHAREHOLDER PROPOSAL

     Management recommends a vote "FOR" this proposal. Management is committed to good corporate governance practices and believes in the value of an independent board of directors. Since October 1998, the Company has appointed three new directors who are all "independent" under the definition in the proposal. The majority of the Board currently consists of independent directors.


     THE BOARD OF DIRECTORS AGREES WITH THE PROPOSAL AND RECOMMENDS A VOTE "FOR" THE SHAREHOLDER PROPOSAL.

                4. PROPOSAL TO APPROVE THE COMPANY'S MANAGEMENT
                          INCENTIVE COMPENSATION PLAN

     In 1993, Section 162(m) was added to the Internal Revenue Code of 1986. The inclusion of this section limits the Company's deduction for federal income tax purposes of compensation in excess of $1 million per individual paid to the Company's Chief Executive Officer and its four highest paid executive officers. Compensation plans which are performance based within the requirements of
Section 162(m) and are approved by the Company's shareholders will not be subject to the deduction limit. Therefore, in order to maximize the Company's tax deductions, the Board of Directors of the Company is requesting that shareholders approve the Management Incentive Compensation Plan ("MICP") at the Annual Meeting.

     The following is a summary of the material features of the MICP. The MICP is attached as Appendix A to this Proxy Statement, and the following summary is qualified in its entirety by reference to it.


PURPOSE
     The St. Jude Medical, Inc. MICP is designed to attract, retain and reward highly qualified executives who are important to the Company's success and to provide incentives relating directly to the financial performance of the Company.


ADMINISTRATION
     The MICP is administered by the Compensation Committee (the "Committee") of the Board of Directors. The present members of the Committee are Roger G. Stoll, Walter L. Sembrowich and Gail R. Wilensky, all of whom are deemed to be outside directors of the Company, as defined under Section 162(m). None of the members receives compensation from the Company in any capacity other than as a director of the Company.

     The Committee may amend, modify, suspend or terminate the MICP for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek shareholder approval of any amendment determined to require shareholder approval or advisable under the regulations of the Internal Revenue Service or other applicable laws or regulations.


ELIGIBLE PARTICIPANTS
     Individuals who are eligible to participate in the MICP include the executive officers and certain other employees of the Company as may be determined by the Compensation Committee of the Board of Directors. Individuals subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934 ("Exchange Act") are considered to be executive officers for purposes of the MICP. For the Company's last fiscal year, 237 officers and other management employees participated in the MICP.


AWARDS UNDER MICP
     Promptly after the beginning of the fiscal year, consistent with the requirements stated in Section 162(m), the Committee establishes financial objectives by which the Company's and divisions' financial performance during the fiscal year will be measured; determines the executives eligible to participate; determines each executive's bonus based on the attainment of the financial objectives for the fiscal year; and determines the frequency at which each bonus will be paid when attained.

     Individual awards will be based on attainment of financial goals based on either the stock price of the Company's shares, the Company's earnings per share, market share, sales, return on equity, asset management or divisional or subsidiary expenses or earnings before income tax, or a combination of such goals. For employees other that executive officers, subjective, individual performance goals may also be established.

     The maximum bonus amount that can be paid to any employee with respect to any one fiscal year results cannot exceed the greater of $2,000,000 or 1.5% of the Company's consolidated after tax net profit. For 2000, the Committee has set the maximum bonus at 150% of each individual's base salary for the fiscal year. Such bonus amounts shall be paid within 90 days after the close of the Company's fiscal year the participant is eligible to participate. The employee may elect to defer some or all of the payment under the Company's deferred compensation plan. Bonuses will be paid only when the Committee certifies that the relevant financial goals established at the beginning of the fiscal year have been met, and the Committee reserves the right to reduce the amount of any award even if the goals have been attained.


REQUIRED VOTE
     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented and entitled to vote at the Annual Meeting is required to approve the MICP. For purposes of this vote, abstentions will not be counted as voting on this proposal.


     THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR" APPROVAL OF THE COMPANY'S MANAGEMENT INCENTIVE COMPENSATION PLAN.



                 SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

     The proxy rules of the Securities and Exchange Commission permit shareholders, after timely notice to issuers, to present proposals for shareholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's annual meeting for the fiscal year ending December 31, 1999, is expected to be held on or about May 1, 2000, and proxy materials in connection with that meeting are expected to be mailed on or about March 27, 2000. Except as indicated below, shareholder proposals prepared in accordance with the proxy rules must be received by the Company on or before December 1, 1999.

     The Bylaws of the Company establish an advance notice procedure with regard to (i) certain business to be brought before an annual meeting of shareholders of the Company; and (ii) the nomination by shareholders of candidates for election as directors.

     PROPERLY BROUGHT BUSINESS. The Bylaws provide that at the annual meeting only such business may be conducted as is of a nature that is appropriate for consideration at an annual meeting and has been either specified in the notice of the meeting, otherwise properly brought before the meeting by or at the direction of the Board of Directors, or otherwise properly brought before the meeting by a shareholder who has given timely written notice to the Secretary of the Company of such shareholder's intention to bring such business before the meeting. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). Notice relating to the conduct of such business at an annual meeting must contain certain information as described in Article I of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. Nothing in the Bylaws precludes discussion by any shareholder of any business properly brought before the annual meeting in accordance with the Company's Bylaws.

     SHAREHOLDER NOMINATIONS. The Bylaws provide that a notice of proposed shareholder nominations for the election of directors must be timely given in writing to the Secretary of the Company prior to the meeting at which directors are to be elected. To be timely, the notice must be given by such shareholder to the Secretary of the Company not less than 50 days nor more than 75 days prior to the meeting (or if less than 60 days' notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, not later than the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made). The notice to the Company from a shareholder who intends to nominate a person at the meeting for election as a director must contain certain information as described in Article II of the Company's Bylaws, which are available for inspection by shareholders at the Company's principal executive offices pursuant to Section 302A.461, subd. 4 of the Minnesota Statutes. If the presiding officer of a meeting of shareholders determines that a person was not nominated in accordance with the foregoing procedure, such person will not be eligible for election as a director.



            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     SECTION 16(a). Section 16(a) of the Exchange Act requires the Company's directors and executive officers to file with the Securities and Exchange Commission reports of ownership and changes in ownership of the Company's common stock, and the Company is required to identify any of those persons who fail to file such reports on a timely basis. All such filings were filed on a timely basis except for the Form 4s for Messrs. Fourteau and Mondale and Dr. Parks that were one month late, Dr. Wilensky that was three days late and Mr. O'Malley that was three months late.



                                    GENERAL

     All proxies properly executed will be voted in the manner directed by shareholders. If no direction is made, proxies will be voted "FOR" the election of the Board of Director's nominees for directors and "FOR" proposals 2, 3 and 4.

     The management of the Company knows of no matter other than the foregoing to be brought before the meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

     All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, officers, and other employees of the Company or a proxy solicitation firm may also solicit in person, by telephone, by facsimile or by mail.

     The Annual Report of the Company for the fiscal year ended December 31, 1998 is enclosed herewith. Shareholders may receive without charge a copy of the Company's Form 10-K Annual Report, including financial statements and schedules thereto, as filed with the Securities and Exchange Commission, by writing to: Investor Relations, St. Jude Medical, Inc., One Lillehei Plaza, St. Paul, Minnesota 55117.

                                        By Order of the Board of Directors,


                                        /s/ Kevin T. O'Malley
                                        Kevin T. O'Malley
                                        SECRETARY

March 26, 1999

                                                                     APPENDIX A


                            ST. JUDE MEDICAL, INC.

                    MANAGEMENT INCENTIVE COMPENSATION PLAN
                       (AS ADOPTED ON JANUARY 11, 1999)


1.   PURPOSE
     The St. Jude Medical, Inc. Management Incentive Compensation Plan (the "Plan") is designed to attract, retain, and reward highly qualified executives who are important to the Company's success and to provide incentives relating directly to the financial performance and long-term growth of the Company.


2.   DEFINITIONS
     (a)  BOARD -- The Board of Directors of St. Jude Medical, Inc.

     (b)  CODE -- The Internal Revenue Code of 1986, as amended.

     (c) COMMITTEE -- The Compensation Committee of the Board, or such other committee of the Board that is designated by the Board to administer the Plan, in compliance with requirements of Section 162(m) of the Code.

     (d) COMPANY -- St. Jude Medical, Inc. and any other corporation in which St. Jude Medical, Inc. controls, directly or indirectly, fifty percent or more of the combined voting power of all classes of voting securities.

     (e) EXECUTIVE OFFICER -- Any officer of the Company subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934 ("Exchange Act").

     (f) INCENTIVE COMPENSATION -- The cash incentive awarded to a Participant pursuant to terms and conditions of the Plan.

     (g) PARTICIPANT -- Any Executive Officer and any other employee or class of management employees of the Company as may be designated by the Committee.

     (h) PLAN -- The St. Jude Medical, Inc., Management Incentive Compensation Plan.

     (i) SALARY -- The direct gross (as opposed to taxable) compensation earned by the Participant as base salary during the fiscal year, excluding any and all commissions, bonuses, incentive payments payable during the fiscal year, and other similar payments.


3.   ELIGIBILITY
     The Committee shall, each fiscal year, designate those employees, including Executive Officers of the Company who are eligible to receive Incentive Compensation under this Plan for the fiscal year.


4.   ADMINISTRATION
     The awards under the Plan shall be based on the attainment of financial performance goals for the fiscal year, as determined for each Participant by the Committee. The Committee shall administer the Plan and shall have full power and authority to construe, interpret, and administer the Plan necessary to comply with the requirements of Section 162(m) of the Code. The Committee's decisions shall be final, conclusive, and binding upon all persons. The Committee shall certify in writing prior to commencement of payment of the bonus that the performance goal or goals under which the bonus is to be paid has or have been achieved. The Committee in its sole discretion has the authority to reduce or eliminate the amount of a bonus otherwise payable to Executives upon attainment of the performance goal established for a fiscal year. At the beginning of each fiscal year consistent with the requirements of
Section 162(m), the Committee shall; (i) determine the percentage of the Participant's Salary that may be awarded as Incentive Compensation for the fiscal year, up to a maximum award under the Plan of the greater of $2,000,000 or 1.5% of the Company's consolidated after tax net profits for the fiscal year; (ii) determine the Participants eligible to participate in the Plan for the fiscal year; (iii) determine the financial performance goals as set forth in Section 5 herein for each Participant on which Incentive Compensation will be paid; (iv) determine each Executive's Incentive Compensation for the fiscal year; and (v) determine the frequency at which each Participant's Incentive Compensation will be paid when attained.

     Except with respect to Incentive Compensation payable to Executive Officers of the Company, the Committee may delegate the establishment of performance goals, and the general powers of the Committee described above with respect to the Plan to the Chief Executive Officer of the Company.

     The Committee may amend, modify, suspend, or terminate the Plan for the purpose of meeting or addressing any changes in legal requirements or for any other purpose permitted by law. The Committee will seek shareholder approval of any amendment determined to require a shareholder approval or advisable under the regulations of the Internal Revenue Service or other applicable law or regulation.


5.   FINANCIAL PERFORMANCE GOALS
     With respect to any Participant who is an Executive Officer, the Committee shall establish performance goals based on the stock price of the Company's shares, the Company's earnings per share, market share, sales, return on equity, asset management or the expenses or profitability of the Company or any division or subsidiary, or any combination of such goals for the fiscal year, or a portion thereof. For employees other than executive officers, subjective, individual performance goals may also be established. Any performance goal shall be established in a manner such that a third party having knowledge of the relevant performance results could calculate the amount to be paid to the Participant. Any such goal shall be established when the outcome of the goal is substantially uncertain. The Committee shall not increase the maximum amount of the Incentive Compensation payable upon attainment of the goal after the goal has been established. The Incentive Compensation may be paid in whole or in part upon the attainment of any one of the goals. Any such goal shall comply with the applicable requirements of Section 162(m) of the Code and any regulations promulgated thereunder.

     With respect to any Participant other than an Executive Officer, the Committee may establish performance goals based on other than the financial performance of the Company specified above.


6.   PAYMENT OF INCENTIVE COMPENSATION; NONASSIGNABILITY
     The Incentive Compensation shall be paid only upon certification of the attainment of the preestablished performance goals by the Committee. Such Incentive Compensation shall be paid within 90 days of the end of the fiscal year, but any Participant who is eligible to participate in the Company's deferred compensation plan may elect to defer part or all of such Incentive Compensation under such plan. No Incentive Compensation or any other benefit under the Plan shall be assignable or transferable by the Participant during the Participant's lifetime.


7.   NO RIGHT TO CONTINUED EMPLOYMENT
     Nothing in the Plan shall confer upon any employee any right to continue in the employ of the Company or shall interfere with or restrict in any way the right of the Company to discharge an employee at any time for any reason whatsoever, with or without cause.

                            ST. JUDE MEDICAL, INC.


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
                            WEDNESDAY, MAY 5, 1999

The undersigned hereby appoints Ronald A. Matricaria, John C. Heinmiller and Kevin T. O'Malley or any one of them, as proxies, with full power of substitution to vote all the shares of common stock, which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of St. Jude Medical, Inc., to be held May 5, 1999, at 9:30 a.m. at the Lutheran Brotherhood Auditorium, Lutheran Brotherhood Building, 625 Fourth Avenue South, Minneapolis, Minnesota, or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.





                         (TO BE SIGNED ON REVERSE SIDE)

                                                                     SEE REVERSE
                                                                         SIDE

[X] Please mark your votes as in this example.

     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1), (2),
(3) and (4), IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" THE NOMINEES LISTED ABOVE AND PROPOSALS (2), (3) AND (4) IF THERE IS NO SPECIFICATION.

(1) Election of Directors   FOR  [ ]  WITHHELD  [ ]

            Thomas H. Garrett III  Roger G. Stoll  Stuart M. Essig

     (Instructions: to withhold authority to vote for any individual nominee write that nominee's name in the space provided below.)

   -----------------------------------------------------------------------------

(2) Proposal to ratify the reappointment of Ernst & Young LLP as the Company's independent auditors.
                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

(3) Proposal to amend the Company's bylaws to require, as soon as practical, that a majority of the Board consist of independent directors.
                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN

(4) Proposal to ratify and approve the St. Jude Medical, Inc. Management Incentive Compensation.
                     [ ] FOR    [ ] AGAINST    [ ] ABSTAIN
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.


                                                Please sign exactly as name
                                                appears hereon. Joint owners
                                                should each sign. When signing
                                                as attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full
                                                title as such.


                                              --------------------------------


                                              --------------------------------
                                                 Signature(s)           Date